Registration No. 333- _______

As filed with the Securities and Exchange Commission on August 8, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Eltek Ltd.
(Exact name of Registrant as specified in its charter)

State of Israel	3672	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20 Ben Zion Gelis Street,
Sgoola Industrial Zone,
Petach Tikva 4927920, Israel
+972-3-9395025
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eltek USA Inc.
250 Commercial Street, Suite 2022
Manchester, New Hampshire, 03101
603-421-0020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Alon Mualem , CFO Eli Yaffe, CEO 20 Ben Zion Gelis Street, Sgoola Industrial Zone, Petach Tikva 4927920, Israel Tel: +972-3-9395025 Fax: +972-3- 9342584	Ian Rostowsky, Adv. Amichay Finkelstein, Adv. Amit, Pollak, Matalon & Co. APM House, 18 Raoul Wallenberg St. Tel Aviv 6971915, Israel Tel: +972-3-5689000 Fax: +972-3-5689001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ⌧

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (1)(3)
Ordinary shares, par value NIS 3.00 per share
Warrants
Units
Total:			$10,000,000	$1,212.00

(1)
This Registration Statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the Registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this Registration Statement will not exceed $10,000,000. Any securities covered by this Registration Statement may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also includes additional ordinary shares issuable upon stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average high and low prices of the Registrant’s ordinary shares on the NASDAQ Capital Market on August 7, 2019.

(3)
Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, and Instruction II.C. of Form F-3, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. The aggregate public offering price of securities sold by the Registrant will not exceed $10,000,000 (see Note 1 above).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 8, 2019

P R O S P E C T U S

ELTEK LTD. $10,000,000 Ordinary Shares Warrants Units

Our ordinary shares currently trade on the Nasdaq Capital Market under the symbol “ELTK” On August 7, 2019, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $ 3.25 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed and the date when we expect trading to begin.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 24.

The aggregate market value of our outstanding Ordinary Shares held by non-affiliates on August 7, 2019, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $4.9 million. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our Ordinary Shares held by non-affiliates is less than $75,000,000.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is        , 2019.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, “we”, “us”, “our”, the “Company” and “Eltek” refer to Eltek Ltd. and its subsidiaries.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000 (or the equivalent denominated in foreign currencies or foreign currency units),  from time to time, sell in one or more offerings.  This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement.  For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward‑looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward‑looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward‑Looking Statements.”

Eltek Ltd.

We are a global manufacturer and supplier of technologically advanced solutions in the field of printed circuit boards (PCBs) and is the Israeli leader in this industry. PCBs are the core circuitry of most electronic devices. Eltek specializes in the manufacture and supply of complex and high-quality PCBs, HDI, multilayered and flex-rigid boards for the high-end market. Eltek is ITAR compliant and has AS-9100 and NADCAP Electronics certifications. Its customers include leading companies in the defense, aerospace and medical industries in Israel, the United States, Europe and Asia.

We were founded in 1970 and are incorporated under the laws of the State of Israel. Our headquarters, R&D, production and marketing center are located in Israel. We also operate through subsidiaries in North America and in Europe and by agents and distributors in Europe, India and South Africa. Our principal executive offices are located at 20 Ben Zion Gelis Street, Sgoola Industrial Zone, Petach Tikva 4927920, Israel, and our telephone number is +972-3-9395025. Our agent for service of process in the United States is Eltek USA, Inc., located at 250 Commercial Street, Suite 2022, Manchester, NH 03101, and its telephone number is 603-421-0020. Our website address is http://www.nisteceltek.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed under the caption “Risk Factors” in this Prospectus and in any other filings that we make with the SEC subsequent to the date of this prospectus which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

Risks Related to Our Business and Our Industry

We have a history of operating losses and may not be able to achieve and sustain long term profitable operations.  We may not have sufficient resources to fund our operations in the future.

          In the year ended December 31, 2018, we incurred a net loss of $2.6 million, and have not maintained consistent profitable operations in the past. We have incurred an accumulated deficit of approximately $21.3 million since inception and our working capital deficiency amounted to $6.1 million as of March 31, 2019. There can be no assurance that we will be able to operate profitably in the future.  To the extent that we incur operating losses in the future, we may have insufficient working capital to fund our operations.  If we do not generate sufficient cash from operations, we will be required to obtain additional financing or reduce our level of expenditure.  Such financing may not be available in the future, or, if available, may not be on terms favorable to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be materially and adversely affected.

We will require additional capital in the future, which may not be available to us.

As of March 31, 2019, we had $1.1 million in cash and cash equivalents and had a working capital deficit of $6.1 million. On April 2019, we concluded a rights offering, in which we raised net proceeds of approximately $3.2 million.  Out of this amount, approximately $1.7 million was used to repay debt and the remainder is being used for working capital and other general corporate purposes, including possible investments in plant and equipment.  The lack of sufficient working capital could negatively impact our ability to compete effectively in the future. To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing. Our working capital requirements and cash flow provided by our operating and financing activities are likely to vary greatly from quarter to quarter, depending on the following factors: (i) the timing of orders and deliveries; (ii) net profit in the period; (iii) the purchase of new equipment; (iv) the build‑up of inventories; (v) the payment terms offered to our customers; (vi) the payment terms offered by our suppliers; and (vii) approval of the current or additional lines of credit and long-term loans from banks.

As of March 31, 2019, we had revolving lines of credit aggregating NIS 23.7 million (approximately $6.5 million) with our banks and from a non-banking financial institution, of which $4.4 million was utilized as of such date, and $1.3 million of long-term loans (including current maturities) from banks and fixed assets suppliers. In addition, as of December 31, 2018 we had shareholders’ loans in the amount of NIS 10 million ($2.7 million) not including accrued interest, from entities within the Nistec group controlled by the Chairman of our Board of Directors, Yitzhak Nissan.  As of March 31, 2019, the total principal amount of the loans received by us from Nistec was NIS 12 million (approximately $ 3.3 million). As of December 31, 2019, we were not in compliance with our banks’ covenants. These credit facilities may not remain available to us in the future.  Furthermore, under certain circumstances the banks may require us to accelerate or make immediate payment in full of our credit facilities.  All our assets are pledged as security for our liabilities to our banks, whose consents are required for any future pledge of such assets.

In November 2017, Nistec Ltd. provided a guarantee for a NIS 3.0 million (approximately $840,000) loan from a bank, and in August 2018 it also provided a guarantee for a NIS 7.0 million (approximately $1,930,000) loan from a non-banking financial institution. On April 17, 2019, we repaid the NIS 3.0 million bank loan. On August 8, 2019 Nistec agreed that in the event that the guarantee on the NIS 7.0 million loan will be exercised by the non-banking financial institution, we will be required to repay Nistec Golan Ltd. on October 1, 2020. In addition, Nistec Golan guaranteed NIS 2.0 million (approximately $530,000) of our existing line of credit to a bank, which we were required to repay by April 30, 2019. During February 2019, our audit committee approved the exercise of the option that Nistec Golan will repay the debt owed to the bank, and in such event, the guarantee will convert into a loan from Nistec Golan, which is due on May 1, 2020. The proceeds from this offering were used to repay such debt, and therefore, the audit committee’s approval regarding the exercise of the option described above was cancelled upon completion of the rights offering. In February 2019, Nistec Golan (which acquired the loans issued by and assumed the guarantees of Nistec Ltd.) informed us that it intended to convert approximately $2.5 million of these loans in connection with a planned rights offering. Subsequently, we were informed that instead of the conversion of debt owed to it, Nistec Golan would participate in the rights offering by way of a cash investment of at least $2.5 million, and therefore, the principal amount of NIS 12 million loans (approximately $ 3.3 million) remain outstanding.

In March 2019, we issued at no charge to the holders of our ordinary shares subscription rights to purchase up to an aggregate of 3,380,920 shares, such that each shareholder received five (5) subscription rights for every three (3) ordinary shares owned on the record date, at a price of $1.464 per ordinary share. We raised $3.4 million in gross proceeds from this offering (the “Rights Offering”).  The proceeds of the Rights Offering were used to reduce our drawing under our lines of credit by NIS 6.0 million (approximately $1.7 million), as well as for working capital and other general corporate purposes, including the possible investment in plant and equipment.

As of August 8, 2019 the aggregate principal amount of the loans received by us from Nistec is NIS 12 million (approximately $ 3.3 million). Nistec has agreed that 2 million of these loans will become due on May 1, 2020 subject to the existence of sufficient financial resources for the repayment of this amount and the remaining loans aggregating  NIS 10 million (approximately $ 2.8 million) will become due on or after October 1, 2020. In addition, the company and Nistec have agreed to enter into discussions to renegotiate the term and interest provisions of the remaining loans aggregating NIS 10 million (approximately $ 2.8 million), subject to audit committee, board and shareholder approval.

We are not in compliance with financial covenants in our loan agreements

We are subject to financial covenants in our loan agreements with the banks that provide us with our credit facilities and long-term loans. Our compliance with the financial covenants is measured annually based on our annual audited financial statements. As of December 31, of each of the three years ended December 31, 2018, we were not in compliance with these covenants; however, one bank granted us a waiver for such non-compliance until the publication of financial statements as of December 31, 2018. As of December 31, 2018, we were not in compliance with our bank covenants. On February 2019, the banks granted us a waiver from such non-compliance. We are required by one bank to meet these covenants in our financial statements for December 31, 2019 (to be issued no later than May 1, 2020) and the other bank granted us a waiver from such non-compliance, and adjusted the financial covenants, to be met in our financial statements for December 31, 2019 (to be issued not later than 120 days from December 31, 2019).

These credit facilities may not remain available to us in the future.  Furthermore, under certain circumstances the banks may require us to accelerate or make immediate payment in full of our credit facilities.  All our assets are encumbered as security for our liabilities to our banks, whose consents are required for any future pledge of such assets. The borrowings from our banks are secured by specific liens on certain assets, by a first priority charge on the rest of our now-owned or after-acquired assets and by a fixed lien on goodwill (intangible assets) and insurance rights (rights to proceeds on insured assets in the event of damage).  In addition, the agreements prohibit us from selling or otherwise transferring any assets except in the ordinary course of business or from placing a lien on our assets without the banks’ consent.

           Both banks have the right to demand immediate repayment of the loans and lines of credit in the event of non-compliance with the financial covenants or a change of control in our company, if such a change occurred without their prior approval. Our failure to remain in compliance with each of the banks’ covenants, obtain waivers, negotiate agreements with new covenant terms, or obtain additional financing, if required, may adversely affect our business, results of operations and financial position. There is considerable doubt that we will retain compliance with the bank covenants during 2019.

We are dependent on one-of-a-kind machinery that may malfunction and may not be easily replaced.

The proper function of our manufacturing equipment is an important element for effectively operating our business. We own and use several unique manufacturing machines, some of which are aging and sometimes malfunction, causing disruptions and occasionally even cessation of our manufacturing activities, which adversely affects our business. It is possible that substantial funds may be required to repair or replace our unique machinery, which may not be available to us. Further, the replacement of certain machinery could be a long process. Machinery failure could cause a cessation of our manufacturing activities for a significant period of time, which may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Key customers account for a significant portion of our revenues. The loss of a key customer would have an adverse impact on our business results.

               In the years ended December 31, 2018, 2017 and 2016, a group of nine (9) affiliated companies accounted for 12.0%, 14.6%, and 16.3% of our total revenues, respectively and another group of four (4) affiliated companies accounted for 9.3%, 10.2%, and 5.9% of our total revenue, respectively. We expect that a significant portion of our future revenues will continue to be dependent on a small number of customers. If we are unable to retain our key customers, or maintain our level of business with such customers, or, if we are unable to attract sufficient new business to compensate for the loss of or reduction in business from any of our key customers, our results of operations and financial condition would be adversely affected.

Our results of operations may be adversely affected by currency fluctuations.

Our revenues and expenses are denominated in NIS, dollars and euros. Due to the different proportions of currencies our revenues and expenses are denominated in, fluctuations in rates of exchange between NIS and other currencies may affect our operating results and financial condition. The NIS value of our dollar and euro denominated revenues are negatively impacted by the depreciation of the dollar and the Euro against the NIS. The average exchange rate for the NIS against the dollar was 0.1% lower in 2018 than in 2017, which had a minor impact on our operating results in 2018.  In the past, the NIS exchange rate against the dollar and other foreign currencies fluctuated, generally reflecting inflation rate differentials.  We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the dollar.  If NIS value of our dollar or Euro denominated revenues decreases, our results of operations will be adversely affected.

          We are currently not engaged in hedging transactions.  If we were to decide to enter into any hedging transactions in the future in order to protect ourselves in part from currency fluctuations, we may not be successful in our hedging efforts, or such transactions, if entered into, may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.  Such hedging transactions may not necessarily mitigate the longer-term impact of currency fluctuations on the operating costs of our business operations and may result in additional expenses.

Unfavorable national and global economic conditions could adversely affect our business, operating results and financial condition.

          During periods of slowing economic activity, our customers may reduce their demand for our products, technology and professional services, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. The global and domestic economies continue to face a number of economic challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. These developments, or the perception that any of them could occur, could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral.

          Significant portions of our business are conducted outside the markets in which our products and solutions are manufactured or generally sold, and accordingly, we often export a substantial number of products into such markets. We may, therefore, be denied access to potential customers or suppliers or denied the ability to ship products from any of our subsidiaries into the countries in which we currently operate or wish to operate, as a result of economic, legislative, political and military conditions, including hostilities and acts of terrorism, in such countries.

          We may also be required in the future to increase our reserves for doubtful accounts.  In addition, the fair value of some of our assets may decrease as a result of an uncertain economy and as a result, we may be required to record impairment charges in the future. If global economic and market conditions or economic conditions in key markets remain uncertain or weaken further, our financial condition and operating results may be materially adversely affected.

We are subject to environmental laws and regulations. Compliance with those laws and regulations requires us to incur costs and we are subject to fines or other sanctions for non-compliance.

          Our operations are regulated under various environmental laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials.  Compliance with these laws and regulations is a major consideration for PCB manufacturers because metals and chemicals classified as hazardous substances are used in the manufacturing process.  Since May 2003, our environmental management system has been ISO 14001 certified. This certification was based on successful implementation of environmental management requirements and includes ongoing monitoring of our processes, raw materials and products.  The certification is subject to periodic compliance audits conducted by the Standards Institution of Israel. If, in the future, we are found to be in violation of environmental laws or regulations, we could be liable for damages, costs of remedial actions, may be subject to criminal prosecution including a range of potential penalties, and could also be subject to revocation of permits necessary to conduct our business or any part thereof.  Any such liability or revocation could have a material adverse effect on our business, financial condition and results of operations.  Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with a violation. A shortage of water in Israel may reduce the allocation of water available to manufacturing plants, including ours, which could affect the concentrations of pollutants in our wastewater, making it harder to comply with the foregoing regulations, in which event we would be required to invest additional funds to improve our wastewater treatment systems.

          The cost of compliance with environmental laws and regulations depends in part on the requirements in such laws and regulations and on the method selected to implement them.  If new or more restrictive standards are imposed, the cost of compliance could be very high and have an adverse impact on our revenues and results of operations if we cannot recover those costs through the rates that we charge our customers.

          Our customers are also required to comply with various government regulations, legal requirements and industry standards, including many of the industry-specific regulations discussed above.  Our customers’ failure to comply could affect their businesses, which in turn would affect our sales to them.  In addition, if our customers are required by regulation or other requirements to make changes in their product lines, these changes could significantly disrupt particular programs for these customers and create inefficiencies in our business.

We have in the past been, and currently are, subject to claims and litigation relating to environmental matters.  If we are found to be in violation of environmental laws, we could be liable for damages and costs of remediation and may be subject to a halt in production, which may adversely affect our business, operating results and financial condition.

          We have in the past been, and currently are, subject to claims and litigation relating to environmental matters.  We may be subject to further environmental claims alleging that we are in violation of environmental laws. If we are unsuccessful in such claims and other future claims and litigations or if actual results are not consistent with our assumptions and judgments, we may be exposed to losses that could be material to our company.

          During 2014, 2015 and 2016, we received notices from Meitav, the water company of the Petach Tikva municipality, requiring payment of fees totaling NIS 3.8 million ($980,000) excluding VAT, for discharges of industrial wastewater allegedly not meeting the applicable standards into the municipal sewage system.  The payment demands were made on the basis of several samplings conducted by Meitav in our premises during 2013-2015. In December 2015, we completed the construction of a new wastewater treatment facility. In 2016, six (6) wastewater samples were inspected by Meitav and were found to be in compliance with applicable standards. We reached a settlement with Meitav in July 2016.

          In October 2015, we filed an application for an emissions permit with the Israeli Ministry of Environmental Protection, or the Ministry.  In January 2016, we received a notice of non-compliance from the Ministry stating that the application was incomplete and that we are in breach of the Clean Air Law, 5768-2008 and the Licensing of Businesses Law, 5728-1968. We submitted amended applications and conducted several discussions with the Ministry in 2016 and 2017 and received the emissions permit in July 2017.

In March 2019, representatives of the Israeli Ministry of Environmental Protection, or the Ministry, inspected the Company’s premises and as a result issued a warning of a breach of the Clean Air Law, 5768-2008 and a warning of Hazardous Materials Law (1993). The Company was invited to a hearing at the Ministry during August 2019. In regards to some of the findings, the company believes that it has not violated such laws. The Company believes that during the hearing and after presenting to the Ministry the correction made for some of the findings, the issue will be resolved but there can be no assurance that our standpoint will be accepted.

          If we are found to be in violation of environmental laws, then in addition to fines, we could be liable for damages, costs of remedial actions and a range of potential penalties and could also be subject to a shutdown of our factory. Such sanctions could have a material adverse effect on our business, financial condition and results of operations.

Rapid changes in the Israeli and international electronics industries and recessionary pressures may adversely affect our business.

Our principal customers include manufacturers of defense and aerospace, medical, industrial, telecom and networking equipment, as well as contract electronic manufacturers. The electronics industry is subject to rapid technological changes and products obsolescence. Discontinuance or modification of products containing PCBs manufactured by our company could have a material adverse effect on us. In addition, the electronics industry is subject to sharp economic cycles.  Increased or excess production capacity by our competitors in the PCB industry and recessionary pressure in major electronics industry segments may result in intensified price competition and reduced margins.  As a result, our financial condition and results of operations may be adversely affected. A decline in the Israeli and international electronic markets may cause a decline in our revenues and adversely affect our operating results and financial condition in the future.

Because competition in the PCB market is intense, our business, operating results and financial condition may be adversely affected.

The global PCB industry is highly fragmented and intensely competitive.  It is characterized by rapidly changing technology, frequent new product introductions and rapidly changing customer requirements.  We compete principally in the market for complex, flex-rigid and rigid multi-layer PCBs.  In the Israeli market we mainly compete with PCB Technologies Ltd. and major international PCB exporters, mainly from South East Asia, Europe and North America. In March 2018 it was published that PCB Technologies signed an agreement for a significant investment of NIS 124.2 million (approximately $35 million) investment in the company, which could improve its competitiveness.

          In the European market we mainly compete with Advanced Circuit Boards NV (Belgium), AT&S Austria Technologie & Systemtechnik AG (Austria), Dyconex and Cicor (Switzerland), Graphics, Exception PCB and Invotec (United Kingdom), Cistelaier and Somacis (Italy), Schoeller-Electronics GmbH (formerly Ruwel Werke GmbH) (Germany) and certain other German companies.  In the North American market we mainly compete with TTM, Inc. (previously known as DDi Corp. and Viasystems), KCA Electronics Inc., Lenthor Engineering, Printed Circuits, Inc., Teledyne and certain other American companies.

          Many of these competitors have significantly greater financial and marketing resources than us.  Our current competition in the rigid PCB segment is mainly from PCB manufacturers in South East Asia (mainly in China), which have substantially lower production costs than us.  Continued competitive pressures could cause us to lose significant market share.

          In addition, these competitors may respond more quickly to new or emerging technologies or adapt more quickly to changes in customer requirements than we do. We must continually develop improved manufacturing processes to meet our customers’ needs for complex products, and our manufacturing process technology is generally not subject to significant proprietary protection. During recessionary periods in the electronics industry, our strategy of providing quick-turn services, an integrated manufacturing solution, and responsive customer service may take on reduced importance to our customers. As a result, we may need to compete more on the basis of price, which would cause our gross margins to decline.

We are dependent upon a select number of suppliers for timely delivery of key raw materials and the loss of one or more of these suppliers would adversely affect our manufacturing ability.  If these suppliers delay or discontinue the manufacture or supply of these raw materials, we may experience delays in production and shipments, increased costs and cancellation of orders for our products.

We currently obtain our key raw materials from a select number of suppliers.  We do not have long-term supply contracts with our suppliers and our principal suppliers may not continue to supply raw materials to us at current levels or at all.  Any delays in delivery of or shortages in these raw materials could interrupt and delay manufacturing of our products and may result in the cancellation of orders for our products.

As the majority of PCB manufacturing is centered in South East Asia, raw material suppliers may focus their attention and give higher priority to manufacturers in those areas, which may interrupt the supply of raw materials to us.  In addition, these suppliers could discontinue the manufacture or supply of these raw materials at any time. During the years ended December 31, 2017, 2016 and 2015, our purchases from one supplier accounted for 22.6%, 22.4% and 17.9% of our total consolidated raw material costs, respectively. During the year ended December 31, 2018, our purchases from two (2) suppliers accounted for 24.7% and 19.4% of our total of consolidated raw material costs, respectively. We may not be able to identify and integrate alternative sources of supply in a timely fashion. Any transition to alternate suppliers may result in delays in production and shipment and increased expenses and may limit our ability to deliver products to our customers.

If a raw material or component supplier fails to satisfy our product quality standards, including standards relating to “conflict minerals” it could harm our customer relationships.  Furthermore, if we are unable to identify an alternative source of supply, we may have to modify our products or a large portion of our production process to use a substitute raw material, which may cause delays in production and shipments, increased design and manufacturing costs and increased prices for our products.

We may not succeed in our efforts to expand into the U.S. market.  If we are unsuccessful, our future revenues and profitability would be adversely affected.

          Our business plan assumes an increase in revenues to the U.S. market.  However, our efforts to increase sales to the U.S. market may not succeed and sales to the medical, defense and aerospace industries may be affected by several factors, including cutbacks in U.S. government spending, and this may not become a substantial market for us. If we are unsuccessful in such efforts, our future revenues and profitability would be adversely affected. In order to sell PCBs to the U.S. defense market we were required to obtain International Traffic in Arms Regulations (ITAR) registration from the U.S. Department of State, which is subject to periodic extension. There can be no assurance that we will be able to retain our ITAR certification. In the event of a change in control of our company, the U.S. Department of State may investigate the transfer of control and oppose the transaction.  The loss of our ITAR certification could adversely affect our future revenues and profitability.

We may be subject to the requirements of the National Industrial Security Program Operating Manual for our facility security clearance, which is a prerequisite to our ability to work on classified contracts for the U.S. government.

          A facility security clearance is required in order to be awarded and perform classified contracts for the U.S Department of Defense, or the DoD, and certain other agencies of the U.S. government. To become a cleared entity, we must comply with the requirements of the National Industrial Security Program Operating Manual, or the NISPOM, and any other applicable U.S. government industrial security regulations. Further, due to the fact that a significant portion of our voting equity is owned by a non-U.S. entity, we are required to be governed by and operate in accordance with the terms and requirements of a Special Security Agreement, or the SSA.

          If we were to violate the terms and requirements of the SSA, the NISPOM, or any other applicable U.S. government industrial security regulations (which may apply to us under the terms of classified contracts), we could lose our security clearance. We cannot be certain that we will be able to maintain our security clearance. If for some reason our security clearance is invalidated or terminated, we may not be able to continue to perform on classified contracts and would not be able to enter into new classified contracts, which could materially adversely affect our business, financial condition, and results of operations.

We may encounter difficulties with our international operations and sales that may have a material adverse effect on our sales and profitability.

          Contracts with U.S. military agencies, as well as military equipment manufacturers in Europe, are subject to certain regulatory restrictions and approvals, which we may not be able to comply with or obtain.  We may not be able to maintain or increase international market demand for our products.  To the extent that we cannot do so, our business, operating results and financial condition may be adversely affected.

          International operations are subject to inherent risks, including the following:

•	the impact of possible recessionary environments or economic instability in multiple foreign markets;

•	changes in regulatory requirements and complying with a wide variety of foreign laws;

•	tariffs and other trade barriers;

•	the imposition of exchange or price controls or other restrictions on the conversion of foreign currencies; and

•	difficulties and costs of staffing and managing foreign operations.

          Significant political developments could also have a materially adverse effect on us. In the United States, potential or actual changes in fiscal, defense appropriations, tax and labor policies could have uncertain and unexpected consequences that materially impact our business, results of operations and financial condition. In the U.K., “Brexit,” the referendum in which voters approved an exit from the European Union, or E.U., could lead to legal uncertainty and potentially divergent national laws and regulations which could adversely affect our business and financial condition. It is currently unclear if the U.K. and the E.U. will be able to reach an agreement regarding the U.K.’s formal exit from the E.U., and political changes in the U.K. following the “Brexit” referendum and other factors, leave it unclear when exactly the U.K. will exit and on what terms.

Compliance with the conditions of a new business permit issued in 2018 or a new business permit, if required,  may be costly. We may  become subject to  certain sanctions, including significant fines, criminal proceedings and in an unlikely event an order shutting down our factory

Israeli law required us to obtain a business permit in order to continue operating our business. Obtaining such business permit is a long and expensive process. We received a new permit in 2018 for the period ending December 31, 2099. However, as a result of a new regulation, we expect to receive a notice that the term of the new permit will be for only 10 years. The permit contains certain conditions, including conditions imposed by the Israeli Ministry for Environmental Protection, and a building permit, which includes additional conditions, which we are required to comply with. According to applicable regulation, the authorities may impose new conditions to our existing permit. Compliance with the present and future conditions, if any, may be costly. If we are unable to comply with such requirements, certain sanctions may be imposed, including significant fines, criminal proceedings and in an unlikely event an order shutting down our factory.

We are currently in discussions with the municipality in which our plant is located to review the necessity of obtaining a new business permit as a result of the transfer of shares from Nistec Ltd. to Nistec Golan in December 2018. In the event we will be required to obtain a new business permit, we may be required to comply with new conditions imposed by the authorities, and our compliance with all the existing conditions in the permit may be reexamined. Obtaining a new business permit, if required, will expose us to the above risks and substantial costs.

Our quarterly operating results fluctuate significantly. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

          Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future.  Our future operating results will depend on many factors, including (but not limited to) the following:

•	the size and timing of significant orders and their fulfillment;

•	demand for our products and the mix of products purchased by our customers;

•	competition from lower priced manufacturers;

•	fluctuations in foreign currency exchange rates, primarily the NIS against the Dollar and the Euro;

•	manufacturing yield;

•	plant utilization;

•	availability of raw materials;

•	plant or line shutdowns to repair or replace malfunctioning manufacturing equipment;

•	the length of our sales cycles;

•	changes in our strategy;

•	the number of working days in the quarter;

•	changes in seasonal trends; and

•	general domestic and international economic and political conditions.

Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and it is likely that there will be significant differences between the results of one quarter to another.

          Quarterly sales and operating results are also difficult to forecast because they are dependent almost exclusively on the volume and timing of orders during the quarter and our customers generally operate with a short delivery cycle and expect delivery of a significant portion of the order within 30 working days.  The delivery of such orders is subject to the number of available working days during the quarter, which can fluctuate significantly from quarter to quarter due to holidays and vacations. Certain prototype and pre-production runs require even shorter turn-around times stemming from customers’ product launches and design changes. In addition, there might be sudden increases, decreases or cancellations of orders for which there are commitments, which further characterize the electronics industry and the companies that operate in it. The industry practice is to make such changes without any penalties, except for the time and materials expended on the order.

          Our expenses are, in significant part, relatively fixed in the short-term.  If revenue levels fall below expectations, our net income is likely to be disproportionately adversely affected because a proportionately smaller amount of the expenses varies with our revenues.  We may not be able to be profitable on a quarterly or annual basis in the future.  An ongoing pattern of cancellations, reductions in orders and delays could have a material adverse effect on our results of operations.  Due to all of the foregoing, it is very difficult to predict revenues for any future quarter with any significant degree of accuracy.  Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Our products and related manufacturing processes are often highly complex and therefore we may be delayed in product shipment. Also our products may at times contain manufacturing defects, which may subject us to product liability and warranty claims.

          Our business involves highly complex manufacturing processes that are subject to periodic failure.  Process failures have occurred in the past and have resulted in delays in product shipments, and process failures may occur in the future.  Furthermore, we face an inherent business risk of exposure to warranty and product liability claims, which are likely to be substantial in light of the use of our products in business-critical applications.  Our products may fail to perform as expected or may be alleged to result in bodily injury or property damage. If we were to manufacture and deliver products to our customers that contain defects, whether caused by a design, manufacturing or component failure, or by deficiencies in the manufacturing processes, it may result in delayed shipments to customers and reduced or cancelled customer orders.  In addition, if any of our products are or are alleged to be defective, we may be required to participate in a recall of such products.  Over the years we have been involved in claims or litigation relating to allegedly defective products. A successful warranty or product liability claim against us in excess of our established warranty and legal reserves or available insurance coverage, or a requirement that we participate in a product recall may have a material adverse effect on our business, financial condition, results of operations or cash flows and may harm our business reputation, which could lead to customer cancellations or non-renewals.

Our operating margins may be affected as a result of price increases for our principal raw materials.

          In recent years, our suppliers have increased their prices for most of our principal raw materials. We have faced pressure to raise our prices for our products to compensate for supplier price increases in order to maintain our operating margins, which we may not be able to achieve due to the competitive market. We have been taking steps to increase our prices since the third quarter of 2018, however, such price increases may result in reduced orders for our products. Additional price increases for our principal raw materials may materially affect our operating margins and future profitability.

Obstacles in our transition to a new enterprise resource planning system may adversely affect our business and results of operations and the effectiveness of our internal control over financial reporting.

          We have engaged in a multi-year process of conforming the majority of our operations onto one global enterprise resource planning system, or ERP. The ERP is designed to improve the efficiency of our supply chain and financial transaction processes, accurately maintain our books and records, and provide information important to the operation of the business to our management team. In the third quarter of 2017 we decided, due to lack of human and financial resources and unfavorable cost-benefits, to withhold implementation of ERP system. The ERP system was then fully amortized and is not fully supported. In addition, we were notified that the hardware that the ERP runs on, will not be supported after the end of 2019 and the operating system of the hardware is at high risk of not being supported in the near future. The implementation of the ERP may continue in the future, which will require significant investment of human and financial resources, and we may experience significant delays, increased costs and other difficulties as a result. Any significant disruption or deficiency in the design and implementation of the ERP could have a material adverse effect on our ability to fulfill and invoice customer orders, apply receipts, place purchase orders with suppliers, and make disbursements, and could negatively impact data processing and electronic communications among business locations, which may have a material adverse effect on our business, consolidated financial condition or results of operations. While we have invested significant resources in planning and project management, significant implementation issues may arise.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

          Breaches of network or information technology (IT) security, natural disasters, pandemics, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations.  Although we have not become aware of any of these events as of the date of this annual report, we expect that our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses and/or loss of market share to other competitors in the global PCB industry.  While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation.  Any of these occurrences could adversely affect our results of operations and financial condition.

          In particular, both unsuccessful and successful cyber-attacks on companies have increased in frequency, scope and potential harm in recent years.  We have been subject, and will likely continue to be subject, to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. However, to date, we have not been become aware that we were subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.  While we use firewall and anti-virus systems, there is no assurance that cyber-attacks will always be blocked or discovered, and as a result, we may encounter damages to our computer network servers, manipulation of our data (including production, financial and other information).

If our workforce will be represented by a labor union we could incur additional costs or experience work stoppages as a result of the renegotiation of our labor contracts.

          In November 2011, we were notified by the General Federation of Labor in Israel, or the Histadrut, that more than one-third of our employees in Israel had decided to join the Histadrut and that they established an employees’ union committee.  In 2012, a significant portion of our employees decided to resign their membership in the Histadrut, which then ceased to represent our employees. If our employees are represented by a union in the future, we could incur additional costs, experience work stoppages, either of which could adversely affect our business operations, including through a loss of revenue and strained relationships with customers.

We are required to comply with “conflict minerals” rules which impose costs on us, may make our supply chain more complex, and could adversely impact our business.

          We are subject to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require us to perform due diligence, disclose and report whether our products contain conflict minerals. President Trump’s administration has indicated that the Dodd-Frank Act will be under further scrutiny and some of the provisions of the Dodd-Frank Act may be revised, repealed or amended. In April 2017, the U.S. Securities and Exchange Commission, or the SEC, announced that it was suspending enforcement of portions of the conflict minerals regulations enacted under the Dodd-Frank Act following a ruling by the U.S. Court of Appeals for the District of Columbia Circuit. The implementation of these requirements and any changes effected by the Trump administration could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products. In addition, we will likely incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of our products and, if applicable, potential changes to our products, processes or sources of supply as a consequence of such verification activities. It is also possible that we may face reputational harm if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes or sources of supply to avoid use of such materials. Furthermore, we may encounter challenges in satisfying those customers that require that all of the components of our products be certified as conflict free, and if we cannot satisfy these customers, they may choose a competitor’s products.

Increased regulation associated with climate change and greenhouse gas emissions could impose significant additional costs on operations.

          Various governments and governmental agencies have adopted or are contemplating statutory and regulatory changes in response to the potential impacts of climate change and emissions of greenhouse gases. International treaties or agreements may also result in increasing regulation of climate change and greenhouse gas emissions, including the introduction of greenhouse gas emissions trading mechanisms.  Any such law or regulation regarding climate change and greenhouse gas emissions could impose significant costs on our operations and on the operations of our customers and suppliers, including increased energy, capital equipment, environmental monitoring, reporting and other compliance costs.  The potential costs of “allowances,” “offsets” or “credits” that may be part of potential cap-and-trade programs or similar proposed regulatory measures are still uncertain.  Any adopted future climate change and greenhouse gas laws or regulations could negatively impact our ability, and that of our customers and suppliers, to compete with companies situated in areas not subject to such laws or regulations. These statutory and regulatory initiatives, if enacted, may impact our operations directly or indirectly through our suppliers or customers.  Until the timing, scope and extent of any future law or regulation becomes known, we cannot predict the effect on our business, financial condition, results of operations or cash flows.

We depend on key personnel for the success of our business.

          Our success depends, to a significant extent, on the continued active participation of our executive officers and other key personnel.  In addition, there is significant competition for employees with technical expertise in our industry.  In order to succeed we would need to be able to:

•	retain our executive officers and key technical personnel;

•	attract and retain additional qualified personnel to provide technological depth and support to enhance existing products and develop new products; and
•	attract and retain highly skilled operations, marketing and financial personnel.

          We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel.  If we are unable to retain our key personnel and attract additional qualified personnel as and when needed, our business may be adversely affected.

From time to time, we may be named as a defendant in actions involving the alleged violation of  labor laws related to employment practices, wages and benefits.

           From time to time we are involved in labor related legal proceedings arising from the operation of our business.  During the last year we recruited a new management team and reduced our overall headcount, which actions may expose our company to increased labor related legal proceedings.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

          Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

Technological change may adversely affect the market acceptance of our products.

          Technological change in the PCB industry is rapid and continual.  To satisfy customers’ needs for increasingly complex products, PCB manufacturers must continue to develop improved manufacturing processes, provide innovative solutions and invest in new facilities and equipment.  To the extent we determine that new technologies and equipment are required to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require significant capital investment.  We expect that we will need to invest large amounts in the next few years to replace or refurbish old equipment and to remain competitive in the market.  This capital may not be available to us in the future for such purposes and any new manufacturing processes developed by us may not become or remain commercially viable.  As a result, we may not be able to maintain our current technological position.  Furthermore, the PCB industry may in the future encounter competition from new technologies that may reduce demand for PCBs or may render existing technology less competitive or obsolete.  Our future process development efforts may not be successful or the emergence of new technologies, industry standards or customer requirements may render our technology, equipment or processes obsolete or uncompetitive.

We compete with PCB manufacturers in Asia whose manufacturing costs are lower than ours.

          In recent years, many electronics manufacturers have moved their commercial production to Asia to take advantage of its exceptionally large, relatively low-cost labor pool.  The continued outsourcing of production to the Far-East is likely to result in additional commercial market share potential for PCB manufacturers with a strong presence and reputation in such markets. Accordingly, we will need to compete with PCB manufacturers whose costs of production may be substantially lower than ours. This competition may limit our ability to price our products profitably, which could significantly harm our financial condition and results of operations. In addition, we distinguish ourselves by focusing on developing cutting edge technologies for high-end products, in order to serve our sophisticated defense, aerospace and medical customers. This may limit our ability to reach certain clientele, which demands lower-end products in order to reduce its costs.

The measures we take in order to protect our intellectual property may not be effective or sufficient.

          Our success depends in part on our proprietary techniques and manufacturing expertise, particularly in the area of complex multi-layer and flex-rigid PCBs.  We currently rely on a combination of trade secrets, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights and technology used in our products.  Like many companies in the PCB industry, we do not hold any patents.  We believe that, because of the rapid pace of technological change in the electronics industry, the legal protections for our products are less significant factors in our success than the knowledge, ability and experience of our employees, the frequency of product enhancements and the timeliness and quality of support services that we provide.

          We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit the access to and the distribution of our proprietary information.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently.  Further, the laws of certain countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. Substantial unauthorized use of our products could have a material adverse effect on our business.  We cannot make assurances that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs.

          While we do not believe that our products and proprietary rights infringe upon the proprietary rights of others, third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim.  Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology.  We might not be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all.  We also may not be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering the product.  Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

          During the last several years, a supplier of one of our software packages has requested to conduct an audit of our operations to verify that we do not breach any intellectual property rights it allegedly owns.  We believe that we have fully, diligently and timely complied with our obligation toward the supplier.  We also believe that the supplier has no right to conduct any audit of our products or services and such audit may cause us to breach confidentiality obligations to other entities, and therefore replied that there were no grounds for his request.  If we are found to be in violation of such supplier’s intellectual property rights, we could be liable for compensation and costs of an unknown amount.  Such liability could have a material adverse effect on our business, financial condition and results of operations.

Our products and product components need to meet certain industry standards.

Our products and product components need to meet certain standards for the aerospace, defense, and other industries to which we market our products.  In addition, new industry standards in the aviation and defense industries could cause some or all of our products and services to become obsolete and unmarketable, which would adversely affect our results of operations.  Noncompliance with any of these standards could limit our sales and adversely affect our business, financial condition, and results of operations.

We may be required to make payments to satisfy our indemnification obligations.

          We have agreements with our directors and senior officers which may require us, subject to Israeli law and certain limitations in the agreements, to indemnify our directors and senior officers for certain liabilities and expenses that may be imposed on them due to acts performed, or failures to act, in their capacity as office holders as defined in the Israeli Companies Law, 5759-1999, or the Israeli Companies Law.  These liabilities may include  financial liabilities imposed by judgments or settlements in favor of third parties, and reasonable litigation expenses imposed by a court in relation to criminal charges from which the indemnitee was acquitted or criminal proceedings in which the indemnitee was convicted of an offense that does not require proof of criminal intent.  Furthermore, we agreed to exculpate our directors and officers with respect to a breach of their duty of care towards our company. On October 17, 2017, our shareholders approved an updated indemnification agreement to be entered to with our directors and officers.

          In addition, as part of the transaction in which Nistec acquired a controlling stake in our company, we agreed to indemnify Nistec for any losses or liabilities occasioned by the breach of any representations or warranties that we made in the investment agreement.  If we are found to have breached any of these representations or warranties, we could be required to expend significant amounts of cash to meet our indemnification obligations. Payments made pursuant to such indemnification obligations may materially adversely affect our financial condition.

Risks Related to Our Securities

Our share price has been volatile in the past and may continue to be susceptible to significant market price and volume fluctuations in the future.

          Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of securities analysts and investors;
•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	announcements of technological innovations or new products by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	changes in the status of our intellectual property rights;
•	announcements by third parties of significant claims or proceedings against us;
•	announcements by governmental or regulatory authorities of significant investigations or proceedings against us;
•	additions or departures of key personnel;
•	changes in our cost structure due to factors beyond our control, such as new laws or regulations relating to environmental matters and employment;
•	future sales of our ordinary shares;
•	our involvement in litigation;
•	general stock market price and volume fluctuations;
•	changes in the prices of our products and services; and
•	devaluation of the dollar against the NIS.

Domestic and international stock markets often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

           Low trading volume may also increase the price volatility of our ordinary shares. A thin trading market could cause the price of our ordinary shares to fluctuate significantly more than the stock market as a whole.

The voting interest of Mr. Nissan, individually and through Nistec Golan, our controlling shareholder, may conflict with the interests of other shareholders.

Mr. Yitzhak Nissan, our Chairman of the Board, beneficially owns 65.35% of our outstanding ordinary shares. Mr. Nissan and Nistec Golan have the ability to exercise a significant influence over our business and affairs and generally have the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class, including the election of directors and approval of significant corporate transactions.  Mr. Nissan and Nistec Golan may make decisions regarding Eltek and our business that are opposed to other shareholders’ interests or with which other shareholders may disagree. Nistec Golan’s and Mr. Nissan’s voting power could have the effect of deterring or preventing a change in control of our Company that might otherwise be beneficial to our other shareholders.

We were not in compliance with NASDAQ’s continued listing requirements until recently, and if we fail to maintain compliance with NASDAQ’s continued listing requirements our shares may be delisted from the NASDAQ Capital Market.

          Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “ELTK.”  To continue to be listed on NASDAQ, we need to satisfy a number of requirements, including a minimum bid price for our ordinary shares of $1.00 per share for 30 consecutive business days and shareholders’ equity of at least $2.5 million, or $35 million market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

          Our ordinary shares have experienced significant market price and volume fluctuations in the past and for certain periods have traded below the $1.00 threshold requirement for continued trading. On June 23, 2015 we received notification from Nasdaq advising us that we were not in compliance with the $1.00 threshold requirement for continued trading.  On August 26, 2015, we regained compliance with the listing rules, and the matter was then closed.  On December 28, 2016, for the second time, we received notification from Nasdaq advising us that we were not in compliance with the $1.00 threshold requirement for continued trading.  Following a reverse split of our ordinary shares, on November 22, 2017, we regained compliance with Listing Rule 5550(a)(2) and our shares continue to be listed on the NASDAQ Capital Market.

          On October 2, 2018, we received notification from Nasdaq advising us that as of October 1, 2018, we did not maintain stockholders’ equity of $2.5 million, nor did we meet the alternatives of market value of listed securities or net income from continuing operations, and therefore were not in compliance with the stockholders’ equity listing rule. On December 7, 2018, we received a notice from Nasdaq advising that we were granted an extension of time to regain compliance with the shareholders’ equity requirement until March 31, 2019. As a result of the receipt of approximately $2.5 million from our Rights Offering prior to March 31, 2019, we regained compliance with Listing Rule 5550(b)(1) and our shares continue to be listed on the NASDAQ Capital Market. Nasdaq has advised us that it will continue to monitor our ongoing compliance with the shareholders’ equity requirement and, if at the time of our next periodic report we do not evidence compliance, we may be subject to delisting. If we are ultimately delisted from NASDAQ, trading in our ordinary shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Penny stock rules may limit the ability of our stockholders to sell their stock.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we lose our listing on NASDAQ Capital Market our securities will be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a shareholder’s ability to buy and sell our stock.

In addition to the penny stock rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our ordinary shares, which may limit their ability to buy and sell our shares and have an adverse effect on the market for our shares.

We may in the future be classified as a passive foreign investment company, or PFIC, which would subject our U.S. investors to adverse tax rules.

          U.S. holders of our ordinary shares may face income tax risks. There is a risk that we will be treated as a “passive foreign investment company” (“PFIC”).  Our treatment as a PFIC could result in a reduction in the after-tax return to U.S. Holders (as defined below in “Material U.S. Federal Income Tax Considerations”) of our ordinary shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” If we are treated as a PFIC, U.S. Holders of ordinary shares would be subject to a special adverse U.S. federal income tax regime with respect to the income derived by us, the distributions they receive from us, and the gain, if any, they derive from the sale or other disposition of their ordinary shares. In particular, dividends paid by us, if any, would not be treated as “qualified dividend income,” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders.  We believe that we were not a PFIC for the 2018 tax year.  However, since PFIC status depends upon the composition of our income and the market value of our assets from time to time, there can be no assurance that we will not become a PFIC in any future taxable year. U.S. Holders should carefully read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

We do not expect to distribute dividends in the foreseeable future.

We have never declared or paid any cash dividends on our ordinary shares.  We currently intend to retain our current and any future earnings to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future.  According to the Israeli Companies Law, a company may distribute dividends out of its profits, provided that there is no reasonable concern that such dividend distribution will prevent the company from paying all its current and foreseeable obligations, as they become due, or otherwise upon the permission of the court. In the event cash dividends are declared, such dividends will be paid in NIS.  The declaration of dividends is subject to the discretion of our board of directors and would depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment.

Risks Related to Our Incorporation and Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices, production, manufacturing and research and development facilities are located in, the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Conflicts in North Africa and the Middle East, including Syria which border Israel, have resulted in continued political uncertainty and violence in the region. Efforts to improve Israel’s relationship with the Palestinian Authority have failed to result in a permanent solution, and there have been numerous periods of hostility in recent years. In addition, relations between Israel and Iran continue to be seriously strained, especially with regard to Iran’s nuclear program. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

          Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East.  Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred.  Any losses or damages incurred by us could have a material adverse effect on our operations.

          Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face.  In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.  Furthermore, several countries and companies restrict business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

          To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Our results of operations may be negatively affected by the obligation of our personnel to perform military reserve service.

          Some of our employees, directors and officers in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

Our operations may be affected by negative labor conditions in Israel.

          Strikes and work stoppages occur relatively frequently in Israel. If Israeli trade unions threaten additional strikes or work stoppages and such strikes or work stoppages occur, these may, if prolonged, have a material adverse effect on the Israeli economy and on our business, including our ability to deliver products to our customers in a timely manner.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

          Service of process upon our directors and officers and the Israeli experts named herein, all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, since substantially all of our assets, all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

          There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those and similar acts.

Under current Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

          We currently have non-competition clauses in the employment agreements of most of our employees.  The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors.  Recently, Israeli labor courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company’s intellectual property).  In the event that any of our employees chooses to leave and work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise our former employee obtained from us, if we cannot demonstrate to the court that we would be harmed.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore impact the price of our shares.

          Provisions of Israeli corporate and tax laws may have the effect of delaying, preventing or making more difficult a merger with, or other acquisition of, us or all or a significant portion of our assets.  Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.  These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

          These laws may have the effect of delaying or deterring a change in control of our company, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for our company’s securities.  This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.  Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

          We are incorporated under Israeli law.  The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, articles of association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, each shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a controlling shareholder of an Israeli company, or a shareholder who knows that he or she possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company, has a duty of fairness toward the company.  Currently there is not a clear definition of the duty of fairness under Israeli law.  There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions.  These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements. We follow Israeli law and practice instead of NASDAQ rules regarding the composition of the board of directors, director nomination process and quorum at shareholders’ meetings.

          As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Stock Market Rules.  We follow Israeli law and practice instead of the NASDAQ Stock Market Rules regarding the composition of the board of directors, director nomination process and quorum at shareholders’ meetings.  As a foreign private issuer listed on the NASDAQ Capital Market, we may also follow home country practice regarding, for example, the requirement to obtain shareholder approval for certain dilutive events (such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company).  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the SEC, or on its website, each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

The termination or reduction of tax and other incentives that the Israeli government provides to domestic companies may increase the costs involved in operating a company in Israel.

          The Israeli government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities have indicated that the government may in the future further reduce or eliminate the benefits of those programs. We have taken in the past and may take advantage of these benefits and programs again in the future, however, there is no assurance that such benefits and programs will continue to be available to us in the future. If such benefits and programs were terminated or further reduced, it could have an adverse effect on our business, operating results and financial condition. The government tax benefits that we currently are entitled to receive require us to meet several conditions and may be terminated or reduced in the future.

          Some of our operations in Israel may entitle us to certain tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, once we are profitable. If we do not meet the requirements for maintaining these benefits, they may be reduced or canceled, and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is set at 23% in 2018 and thereafter. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current “Benefited Enterprise” is entitled to may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by way of acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefits programs.

FORWARD‑LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, level of activity, performance or achievements to differ materially from any future results, level of activity, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, repayment of debt (including repayment of indebtedness  to our controlling shareholder), acquisitions and investments.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DESCRIPTION OF ORDINARY SHARES

The following descriptions of our share capital and provisions of our articles of association are summaries and are qualified by reference to the articles of association to be effective immediately prior to the closing of this offering

Rights Attached to Shares

Following our 1-for-5 reverse stock split in November 2017, our authorized share capital consists of NIS 30,000,000 divided into 10,000,000 ordinary shares, nominal value of NIS 3.00 each.  All outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to the ordinary shares are as follows:

Dividend rights.  Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of its profits.  If after 30 days a dividend has been declared and it is still unclaimed, the dividend may be invested or otherwise used by us for our own account, as we deem fit, until such dividend is claimed; and we will not be deemed a trustee in respect thereof.  We are not obliged to pay and may not pay interest on declared but unpaid dividends if the shareholders entitled to such dividends fail to collect the same or to provide us the necessary information for the payment thereof, or if we are for any other reason unable to pay the dividend to such shareholder.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.  Unless otherwise required by law or our articles of association, all resolutions require approval of no less than a majority of the voting rights represented at the meeting in person or by proxy and voting thereon.

Generally, at each annual meeting of shareholders, directors are elected by a vote of the holders of a majority of the voting power represented and voting on the matter.  All the members of our board of directors (except our external directors) may be reelected upon completion of their term of office.

Rights to share in our profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our articles of association, in order to change the rights attached to any class of shares, such change must be adopted by a resolution in writing by the holders of the majority of the issued shares of such class or by an ordinary resolution at a separate general meeting of the holders of the affected class.

Annual and Extraordinary Meetings of Shareholders

The board of directors must convene an annual general meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required.  In addition, the board of directors must convene a special general meeting of the shareholders upon the demand of any of: (1) two of the directors; (ii) 25% of the nominated directors; (iii) one or more shareholders holding at least 5% of our company’s issued and outstanding share capital and at least 1% of the voting power in the company; or (iv) one or more shareholders holding at least 5% of the voting power in our company.

The quorum required for a shareholders meeting consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum is adjourned by seven business days, at the same time and place, or any later time and place as the board of directors designate in a notice to the shareholders.  The requisite quorum at an adjourned general meeting will be: (i) if the original meeting was convened upon requisition by shareholders pursuant to the Israeli Companies Law - the number of shareholders holding the minimum number of voting shares necessary to make such requisition, present in person or by proxy; and (ii) in any other event - one or more shareholders, present in person or by proxy, holding at least one share.  We do not follow the requirements of the NASDAQ Stock Market Rules regarding the quorum at shareholder meetings.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association nor our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries that are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

Full Tender Offer.  A person wishing to acquire shares of a publicly traded Israeli company who would as a result hold over 90% of the company’s issued and outstanding share capital, or of a certain class of shares, is required by the Israeli Companies Law to make a full tender offer to all of the company’s shareholders for the purchase of all of the remaining issued and outstanding shares of the company, or the class of shares, as the case may be.  If: (i) the shareholders who do not accept the offer hold less than 5% of the issued share capital of the company, or of the relevant class of shares, and the majority of shareholders having no personal interest in the offer accepted it; or (ii) shareholders who do not accept the offer hold less than 2% of the issued share capital of the company; then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.  However, the shareholders may petition the court to determine the consideration for the acquisition if the consideration is less than the shares’ fair value (unless the acquirer has specified in the tender offer that any shareholder tendering his shares will not be entitled to such appraisal rights).  If the dissenting shareholders hold more than 5% of the issued and outstanding share capital of the company, or of the relevant class of shares, as the case may be, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would own over 90% of the company’s issued and outstanding share capital, or of the relevant class of shares.

Special Tender Offer.  An acquisition of control bloc of shares in a public Israeli company must be made by means of a special tender offer if as a result of the transaction the acquirer could become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.  Similarly, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser could become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, unless one of the exemptions is met.  Such exemptions include: (a) acquisition of shares issued pursuant to a private placement approved by a general meeting of the company as a private placement intended to provide the purchaser with holdings of 25% or more of the voting rights in the company, if there is no other shareholder of the company who holds more than 25% of the voting rights in the company, or with holdings of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, (b) acquisition of shares from a holder of 25% or more of the voting rights in the company following which the purchaser will hold 25% or more of the voting rights in the company, or (c) acquisition of shares from a holder of 45% or more of the voting rights in the company following which the purchaser will hold 45% or more of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders.  A special tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (disregarding holders who control the offeror or have a personal interest in the acceptance of the offer or holders of 25% or more of the voting rights of the company, any of their relatives, or corporations controlled by any of the above).

If a special tender offer is accepted, then the purchaser, any corporation controlled by it, or any person or entity controlling it or under common control with the purchaser may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger.  The Companies Law permits merger transactions between Israeli companies, if approved by each party’s board of directors and, unless certain requirements are met, the majority of each party’s shares voted on the proposed merger at a shareholders meeting convened with prior notice of at least 35 days.  A merger is defined as the transfer of all assets and liabilities, including conditional, future, known and unknown debts of the target company to the surviving company, as a result of which the target company is liquidated, and stricken out of the Companies Register.

Since our company was incorporated prior to the entry into effect of the Israeli Companies Law, a merger transaction requires the approval of a special majority of 75% or more of the shareholders voting on the matter (disregarding abstentions) for purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting (disregarding abstentions) that are held by any of: (1) parties other than the other party to the merger; (2) parties who hold 25% or more of the voting rights or any means of control or the right to appoint 25% or more of the directors of the other party; or (3) anyone on such parties’ behalf, including relatives of such parties and corporations controlled them, vote against the merger.  If, however, the merger involves a merger with a company’s own controlling party or if the controlling party has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling parties.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the value of the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated until at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Notwithstanding the foregoing, a merger is not subject to the approval of the shareholders of the target company if the target company is a wholly-owned subsidiary of the acquiring company.  A merger is not subject to the approval of the shareholders of the acquiring company in any of the following events:

•	the merger does not require the alteration of the memorandum or articles of association of the acquiring company;

•
the acquiring company would not issue more than 20% of the voting rights thereof to the shareholders of the target company in the course of the merger and no person will become, as a result of the merger, a controlling shareholder of the acquiring company, on a fully diluted basis;

•
neither the target company, nor any shareholder that holds 25% of the means of control of the target company is a shareholder of the acquiring company and there is no person that holds 25% or more of the means of control in both companies.

Disclosure of Shareholders Ownership

The Israeli Securities Law and regulations promulgated thereunder do not require a company whose shares are publicly traded solely on a stock exchange outside of Israel, as in the case of our company, to disclose its share ownership in the records of the Israeli Companies Registrar.

Changes in Our Capital

Changes in our capital are subject to the approval of a simple majority of shareholders present and voting at any shareholders meeting.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents, if any;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities included in this prospectus from time to time in one or more transactions, including without limitation:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or  prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain jurisdictions, if applicable, the securities sold under this prospectus may only be sold through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on NASDAQ or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

 If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we and the underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents.  If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any re-sales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us, or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998.  Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions).  Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Eltek USA Inc., 250 Commercial Street, Suite 2022 Manchester, New Hampshire, 03101.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$1,212
FINRA filing fee	-
Legal fees and expenses	15,000
Accountants’ fees and expenses	35,000
Printing fees	5,000
Miscellaneous	5,000
Total	$61,212

LEGAL MATTERS

Amit, Pollak, Matalon & Co., Tel-Aviv, Israel will pass upon matters of Israeli law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2018 have been audited by Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member of Ernst & Young Global, as set forth in its reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including its exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We maintain a corporate website at www.eltek.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-28884).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 18, 2019;

•	our report on Form 6-K furnished to the SEC on May 29, 2019; and

•	the description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2018.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests Eltek Ltd., at 20 Ben Zion Gelis Street, Sgoola Industrial Zone, Petach Tikva 4927920, Israel Attn: Alon Mualem, Chief Financial Officer, telephone number +972-3-925-2317. You may also obtain information about us by visiting our website at www.nisteceltek.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm.  Since November 4, 2002, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Amit, Pollak, Matalon & Co., Advocates, our legal counsel in Israel that it may be difficult to initiate an action with respect to U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time-consuming and costly process. Matters of procedure may also be governed by Israeli law.

We have irrevocably appointed Eltek USA Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

•	the judgment may no longer be appealed;

•
the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted and the judgment is not contrary to public policy of Israel; and

•	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the prevailing law of the foreign state in which the judgment is rendered does not allow for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the defendant did not have a reasonable opportunity to be heard and to present his or her evidence, in the opinion of the Israeli court;

•	the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel;

•	the judgment was obtained by fraud;

•	the judgment was rendered by a court not competent to render it according to the rules of private international law prevailing in Israel;

•	the judgment conflicts with any other valid judgment in the same matter between the same parties; or

•	an action between the same parties in the same matter was pending in any Israeli court or tribunal at the time at which the lawsuit was instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

ELTEK LTD.

$10,000,000
Ordinary Shares
Warrants
Units
____________________________

PROSPECTUS
____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

_________, 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care with respect to distributions.

Our articles of association allow us to exculpate any office holder from his or her liability to us for breach of duty of care, to the maximum extent permitted by law, before or after the occurrence giving rise to such liability. We provided an exemption letter to each of our directors and officers and agreed to provide the same to our future office holders.

Insurance of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with respect to an act or omission performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holder’s duty of care to the company or to another person; (ii) a breach of the office holder’s duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not prejudice the company’s interests; and (iii) a monetary liability imposed upon the office holder in favor of another person.

Our articles of association provide that, subject to any restrictions imposed by applicable law, we may procure, and/or undertake to procure, insurance covering any past or present or future office holder against any liability which he or she may incur in such capacity, including insurance covering us for indemnifying such office holder, to the maximum extent permitted by law.

Without derogating from the above, we may enter into a contract to insure the liability of an office holder for an obligation imposed on such office holder in consequence of an act or omission done in such office holder’s capacity as an office holder, in the following case: (i) expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H'3 under the Israeli Securities Law, 5728-1968 (as amended), or the “Israeli Securities Law”, or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Israeli Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Israeli Securities Law; and (ii) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Israeli Securities Law.

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for liabilities or expenses imposed on him or her, or incurred by him or her concerning acts or omissions performed by the office holder in such capacity for: (i) a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court; (ii) reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without an indictment against the office holder but with the imposition of a monetary liability on the office holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (iii) reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company’s behalf, or by another person, against the office holder, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

The Israeli Companies Law provides that a company’s articles of association may permit the company to indemnify an office holder following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified.  It also provides that a company’s articles of association may permit the company to undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company’s board of directors deems foreseeable considering the company’s actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

Our articles of association provide that we may indemnify an office holder retroactively for certain obligations or expenses imposed on such office holder in consequence of an act or omission done in such office holder’s capacity as an officer in our company.  These obligations and expenses include:

•
a monetary obligation imposed on the office holder in favor of another person pursuant to a judgment, including a judgment given in settlement or an arbitrator's award that has been approved by a court;

•
reasonable litigation expenses, including advocates’ professional fees, incurred by the office holder pursuant to an investigation or a proceeding commenced against the office holder by a competent authority and that was terminated without an indictment and without having a monetary charge imposed on the office holder in exchange for a criminal procedure (as such terms are defined in the Israeli Companies Law), or that was terminated without an indictment but with a monetary charge imposed on the office holder in exchange for a criminal procedure in a crime that does not require proof of criminal intent or in connection with a financial sanction;

•
reasonable litigation expenses, including advocates’ professional fees, incurred by the office holder or which the office holder is ordered to pay by a court, in proceedings filed against the office holder by the company or on its behalf or by another person, or in a criminal indictment in which the office holder is acquitted, or in a criminal indictment in which the office holder is convicted of an offence that does not require proof of criminal intent;

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H'3 under the Israeli Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Israeli Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Israeli Securities Law; and

•	payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Israeli Securities Law.

Our articles of association also provide that we may undertake to indemnify in advance an office holder, in accordance with the conditions set under applicable law, in respect of the obligations or expenses specified in (i)-(v) above, provided that such undertaking is limited to types of events which in the board of directors’ opinion may be anticipated, in light of our company’s activities, at the time of granting the indemnity undertaking, and to an amount or criteria which the board of directors determines is reasonable in the circumstances of the case, both of which are to be specified in the indemnification undertaking.

According to our compensation policy, the total amount of indemnification that our company undertakes towards all persons whom it has resolved to indemnify, jointly and in the aggregate, shall not exceed an amount equal 25% of the net equity of our company.

On October 17, 2017, our shareholders approved an updated indemnification agreement to be entered into with our directors and officers.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following: (i) a breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company; (ii) a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently; (iii) any act or omission committed with intent to derive an unlawful personal gain; and (iv) any fine or forfeiture imposed on the office holder.

Under the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, an office holder (other than the chief executive officer) must be approved by the company’s compensation committee and board of directors and, if such office holder is a director, also by the company’s shareholders.  Exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, the chief executive officer must be approved by the company’s compensation committee, board of directors and by a special majority of the shareholders.

We have agreed to indemnify our office holders for certain liabilities and expenses that may be imposed on them due to acts performed, or failures to act, in their capacity as office holders, including financial liabilities imposed by judgments or settlements in favor of third parties, and reasonable litigation expenses imposed by a court in relation to criminal charges from which the indemnitee was acquitted or criminal proceedings in which the indemnitee was convicted of an offense that does not require proof of criminal intent, all subject to Israeli law and certain limitations in the agreements.  The aggregate amount we may pay our office holders pursuant to our indemnification undertaking may not exceed, jointly and in the aggregate, $2 million but in any event not more than 25% of our company’s net equity.  We currently maintain directors’ and officers’ liability insurance with a per claim and aggregate coverage limit of $10 million.  Under our current directors and officers liability insurance policy, losses will be paid in accordance with the following order of priority: first, on behalf of officers and directors, for all loss that they will be obligated to pay as a result of a claim made against them; thereafter, on our behalf, for all loss that an officer or director will be obligated to pay as a result of a claim made against them, to the extent that we are required or permitted by law to indemnify our officers and directors; and thereafter, on our behalf, for all loss that we will be obligated to pay as a result of a securities claim made against us.

Item 9.  Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10.  Undertakings.

(1)          The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)          The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)          The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

(7)          The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petah Tikva, Israel, on August 8, 2019.

ELTEK LTD.

By:	/s/ Eli Yaffe
Name: Eli Yaffe
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Eli Yaffe and Alon Mualem, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 8, 2019 in the capacities indicated:

Signatures	Title

/s/ Eli Yaffe	Chief Executive Officer (Principal Executive Officer)
Eli Yaffe

/s/ Alon Mualem	Chief Financial Officer (Principal Financial and Accounting Officer)
Alon Mualem

/s/ Yitzhak Nissan	Chairman of the Board
Yitzhak Nissan

/s/ Mordechai Marmorstein	Director
Mordechai Marmorstein

/s/ Gavriel David Meron	Director
Gavriel David Meron

/s/ David Rubner	Director
David Rubner

/s/ Erez Meltzer	Director
Erez Meltzer

/s/ Gad Dovev	External Director
Gad Dovev

/s/ Ilana Lurie	External Director
Ilana Lurie

ELTEK USA, INC.		Authorized Representative in the United States

By:	/s/ Shmuel Wider
Name: Shmuel Wider
Title: Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement or Agency Agreement (1)
4.1	Specimen of Ordinary Share Certificate (2)
4.2	Form of Warrant and/or Warrant Agreement (1)
4.3	Form of Unit Agreement (including form of Unit Certificate) (1)
5.1	Opinion of Amit, Pollak, Matalon & Co., Advocates
5.2	Opinion of Carter Ledyard & Milburn LLP
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Amit, Pollak, Matalon & Co., Advocates (contained in Exhibit 5.1)
23.3	Consent of Carter Ledyard & Milburn LLP (contained in Exhibit 5.2)
24.1	Power of Attorney (included in the signature page to the Registration Statement)

___________

(1)	Incorporated by reference, if necessary, to a corresponding exhibit to a Report of Foreign Private Issuer on Form 6-K in connection with an offering of securities.

(2)	Filed as a Registrant’s Registration Statement on Form F-1, registration number 333-229740, which Exhibit is incorporated herein by reference.